Exhibit 10.1

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316

DELIVERED BY E-MAIL

July 25, 2023

Elliott Associates, L.P.

Elliott International, L.P.

Elliott Investment Management L.P.

360 S. Rosemary Ave., 18th floor

West Palm Beach, FL 33401

Dear Sirs / Madams:

This letter (this “Agreement”) constitutes the agreement between The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), Elliott Investment Management L.P., a Delaware limited partnership (“Elliott Investment”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”) (Elliott Investment, Elliott Associates and Elliott International, each an “Investor” and together the “Investors”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 13 below.

1.

New Directors. Within one (1) business day (as defined below) following the date hereof, the Company shall appoint Max H. Mitchell, Roger J. Wood and Joseph R. Hinrichs (each a “New Director” and together the “New Directors”) to the board of directors of the Company (the “Board”). The Board shall take such action necessary to increase the size of the Board by three (3) directors and appoint the New Directors to fill the vacancies so created, such that the size of the Board shall be fifteen (15) directors following the appointment of the New Directors. Each of the New Directors shall serve as a director until the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) and until a successor is duly elected and qualified or until the New Director’s earlier death, resignation or removal from office. The size of the Board shall not exceed (i) fifteen (15) directors prior to the date of the 2024 Annual Meeting and (ii) twelve (12) directors from the date of the 2024 Annual Meeting until the Expiration Date.

2.

Formation of Strategic and Operational Review Committee. As soon as reasonably possible following the appointment of the New Directors (but in no event later than five (5) business days thereafter), the Board shall take all action necessary to form an advisory Strategic and Operational Review Committee of the Board to oversee and support the Board and management’s review of various strategic and operational alternatives that may be available to the Company to maximize the long-term value of the Company (the “Review Committee”). The Review Committee shall consist of five (5) directors, who shall initially be the Chairman, Chief Executive Officer and President of the Company, Richard Kramer

(“Mr. Kramer”), James A. Firestone, Thomas L. Williams, Max H. Mitchell and Roger J. Wood. All directors shall be invited to attend Review Committee meetings. Mr. Kramer will be the Chair of the Review Committee. If any New Director is unable or unwilling to serve as a member of the Review Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the Expiration Date, the Investors shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed), a director serving on the Board at the time of such selection (including a Replacement New Director appointed pursuant to paragraph 4) to serve on the Review Committee as a replacement for such member (the “Replacement Committee Member”). Effective upon the appointment of the Replacement Committee Member to the Review Committee, such Replacement Committee Member will be considered a “New Director” solely for the purposes of the immediately preceding sentence. The charter of the Review Committee shall be in the form attached to this Agreement as Exhibit A (the “Review Committee Charter”), and shall not be modified prior to the end of the Cooperation Period (as defined below) except with the written consent of the Investors (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall publicly announce the Board’s non-confidential determinations with respect to the Review Committee’s recommendations on operational matters on or prior to November 15, 2023.

3.

New Director Agreements, Arrangements and Understanding. Each of the Investors agrees that neither it nor any of its Affiliates (a) will pay any compensation to any New Director (including replacement candidates contemplated by paragraph 4) regarding such person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with any New Director (including replacement candidates contemplated by paragraph 4) regarding such person’s service on the Board or any committee thereof.

4.

2024 Annual Meeting; Replacements. The Company shall include the New Directors as director nominees on its slate for election at the 2024 Annual Meeting. If a New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the Expiration Date, and at such time the Investors beneficially own a “net long position” of, or have aggregate net long economic exposure to, at least 2.5% of the Company’s outstanding common stock, the Company and the Investors shall cooperate to identify and mutually agree upon a substitute who is Independent and satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines (a “Replacement New Director”), and the Board shall take such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company for the remainder of such New Director’s term. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. The Investors’ right to participate in the selection of a Replacement New Director, and the Company’s obligation to appoint such candidate to the Board, in accordance with this paragraph 4, shall terminate prior to the Expiration Date if any Investor breaches in any material respect any of the terms of this Agreement upon five (5) business days’ written notice by the Company to the Investors if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

5.

New Director Information. As a condition to a Replacement New Director’s appointment to the Board or subsequent nomination for election as a director at the Company’s Annual Meeting of Shareholders, such person will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to reasonable and customary background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other non-management members of the Board.

6.

Company Recommendations at 2024 Annual Meeting. In connection with the 2024 Annual Meeting (and any adjournments or postponements thereof), the Company will recommend that the Company’s shareholders vote in favor of the election of each of the Board’s nominees, solicit proxies for each of the Board’s nominees, and cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Board’s nominees (in each case, including each of the New Directors).

7.

Voting of Investors’ Shares. In connection with the 2024 Annual Meeting (and any adjournments or postponements thereof), so long as the New Directors have been nominated by the Board for re-election as directors, the Investors will cause to be present for quorum purposes and will vote or cause to be voted any Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates have the right to vote on the record date for the 2024 Annual Meeting in favor of (a) the election of each of the Board’s nominees (including the New Directors) and (b) otherwise in accordance with the Board’s recommendation on any other nomination or proposal not related to an Extraordinary Transaction (as defined below); provided, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Investors and their Affiliates shall be permitted to vote in accordance with any such recommendation.

8.

Company Policies. The parties hereto acknowledge that each of the New Directors, upon appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, the “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company represents and warrants that: (a) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023, or have otherwise been provided to the Investors, and such Company Policies will not be amended prior to the appointment of the New Directors other than as may be required to implement this Agreement and (b) prior to the Expiration Date, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby. Notwithstanding the foregoing, no Company Policies, as currently in effect or as may be amended or adopted, shall in any way inhibit any Board members (including the New Directors) from engaging in dialogue with the Investors so long as they comply with applicable law, their confidentiality obligations to the Company, their fiduciary duties to the Company and the Company’s Corporate Governance Guidelines in their capacity as Board members.

9.

Standstill. During the period starting on the date of this Agreement until the Expiration Date (such period, the “Cooperation Period”), each Investor will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective representatives acting on their behalf (collectively with the Investors, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization by the Company or the Board, in each case, in writing:

(a)

acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investors (together with their Affiliates) having beneficial ownership of more than 9.9%, or aggregate economic exposure to more than 15%, of the Company’s common stock outstanding at such time;

(b)

(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in paragraph 4 of this Agreement, (C) make or be the proponent of any shareholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Investors or their Affiliates from taking actions in furtherance of identifying any Replacement New Director pursuant to paragraph 4, as applicable;

(c)

make any request for shareholder lists or other books and records of the Company or any of its subsidiaries under any statutory or regulatory provisions providing for shareholder access to books and records of the Company or its Affiliates;

(d)

engage in any “solicitation” (as such term is defined under the Exchange Act (as defined below)) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(e)

make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);

(f)

make any public proposal with respect to (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under paragraph 4 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Articles of Incorporation or Code of Regulations, (E) causing the Company’s common stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchanges, or (F) causing the Company’s common stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)

knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted by this Agreement);

(h)

form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;

(i)

enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the Investors or (C) granting proxies in solicitations approved by the Board;

(j)

engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the securities of the Company and would, in the aggregate or individually, result in the Investors ceasing to have a “net long position” in the Company;

(k)

sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by a Restricted Person to any Third Party;

(l)

institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to paragraph 20, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

(m)

enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this paragraph 9; or

(n)

make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal;

provided, that the restrictions in this paragraph 9 shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors in accordance with paragraph 1, a failure to appoint a Replacement New Director in accordance with paragraph 4, a failure to form the Review Committee in accordance with paragraph 2, or a failure to issue the Press Release in accordance with paragraph 11) upon five (5) business days’ written notice by any of the Investors to the Company if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that, if consummated, would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company (excluding any assets being sold by the Company in accordance with the results of the review conducted by the Review Committee described in paragraph 2 hereof), (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets having an aggregate value exceeding 25% of the aggregate enterprise value of the Company during the Cooperation Period, or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the common stock of the Company (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)) and (iii) the commencement of any tender or exchange offer (by any person or group other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this paragraph 9) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) communicating with the Company privately in accordance with paragraph 10.

10.

Private Communications. Notwithstanding anything to the contrary in this Agreement, each of the Restricted Persons may communicate privately regarding any matter with any of the Company’s directors, chief executive officer, chief financial officer, general counsel, investor relations personnel or advisors that have been identified by one of the foregoing to the Investors as appropriate contacts (the “Contact Personnel”), so long as such private communications would not reasonably be expected to require any public disclosure thereof by the Company or the Restricted Persons. Each of the Investors acknowledges and agrees that the Contact Personnel may engage in discussions with the Restricted Persons subject to, and in accordance with, applicable law, their fiduciary duties to the Company, their confidentiality obligations to the Company, and the terms of applicable Company Policies.

11.

Press Release; Regulatory Filings. Unless otherwise agreed by the parties, not later than 8:30 a.m. Eastern Time on July 25, 2023, the Company shall issue a press release in the form attached as Exhibit B (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Investors and their representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Investors and their representatives. No party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement.

12.

Non-Disparagement. During the Cooperation Period, the Company and the Investors shall each refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company: the Investors or any of their Affiliates, or any of its or their respective current or former principals, directors, members, general partners, officers or employees. The foregoing shall not (x) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Investors and their Affiliates and representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates and representatives (in their respective capacities as such), on the other hand.

13.	Defined Terms. As used in this Agreement, the term:

(a)

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date of this Agreement; provided, that none of the Company or its Affiliates or representatives, on the one hand, and the Investors and their Affiliates or representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees, directors or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated under the Exchange Act); provided, further, that with respect to the Investors, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Investors or their Affiliates;

(b)

“beneficially own,” “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)	“business day” means any day other than a Saturday, Sunday or a legal holiday in Akron, Ohio;

(d)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(e)	“Expiration Date” means the first anniversary of the date of this Agreement;

(f)

“Independent” means that a person (x) unless the Company otherwise consents, (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (ii) shall not be a limited partner, member or other investor (unless such investment has been disclosed in writing to the Company) in any Investor or any Affiliate of an Investor and (iii) shall not have, and shall not have had, any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such person’s service on the Board, and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and The Nasdaq Stock Market LLC;

(g)	“net long position” means, with respect to any person, such person’s net long position as defined in Rule 14e-4 under the Exchange Act in respect of the Company’s common stock;

(h)

“person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(i)

“representatives” of a party means such party’s Affiliates and its and their principals, directors, trustees, members, general partners, managers, officers, employees, agents, and other representatives;

(j)	“Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, an officer of the Company, or legal counsel to any party to this Agreement; and

(k)

“Voting Securities” means the common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of the Investors or any Restricted Persons hereunder, “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

14.

Investors’ Representations and Warranties. Each of the Investors, severally and not jointly, represents and warrants that (a) they have the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Investor, constitutes a valid and binding obligation and agreement of such Investor and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against such Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by such Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to such Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such Investor is a party or by which it is bound.

15.

Company Representations and Warranties. The Company represents and warrants that (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of the Company, and, assuming the valid execution and delivery hereof by each of the other parties hereto, enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by the Company does not require the approval of the shareholders of the Company; and (d) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

16.

Termination. This Agreement will terminate upon the Expiration Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, paragraphs 13 and 16 through 25 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

17.

Remedies. The Company and the Investors acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Investors will each respectively be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE INVESTORS AGREE (1) THE NON- BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

18.

Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

19.

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

20.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the laws of the State of Ohio are mandatorily applicable. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the courts located in New York County; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 22 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21.	Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other person.

22.

Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attn:   David Phillips, Senior Vice President and General Counsel

Email: david_phillips@goodyear.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:   Scott A. Barshay and Kyle T. Seifried

Email: sbarshay@paulweiss.com / kseifried@paulweiss.com

If to the Investors:

Elliott Associates, L.P.

Elliott International, L.P.

Elliott Investment Management L.P.

360 S. Rosemary Ave., 18th floor

West Palm Beach, FL 33401

Attn:   Marc Steinberg, Austin Camporin and Scott Grinsell

Email: msteinberg@elliottmgmt.com / acamporin@elliottmgmt.com /

            sgrinsell@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn:   Steve Wolosky and Kenneth Mantel

Email: swolosky@olshanlaw.com / kmantel@olshanlaw.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.

23.	Legal Fees. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

24.

Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.

Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

25.

Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Yours truly,

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Richard J. Kramer
Name: Richard J. Kramer
Title: Chairman, Chief Executive Officer and President

[Signature Page to Letter Agreement]

Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Letter Agreement]

Exhibit A

Form of Review Committee Charter

STRATEGIC AND OPERATIONAL REVIEW COMMITTEE CHARTER

The Review Committee

The Code of Regulations of The Goodyear Tire & Rubber Company (the “Company”) provide that the Board of Directors (the “Board”) may establish Board committees to whom certain duties may be delegated by the Board. The Board has established the Strategic and Operational Review Committee (the “Committee”) as an ad hoc committee of the Board, and has approved this charter, which sets out the objectives, functions, and responsibilities of the Committee.

Objectives

The Committee shall assist the Board by overseeing and supporting the Board and management’s review of the various strategic and operational alternatives that may be available to the Company to maximize the long-term value of the Company (the “Alternatives”).

The Committee does not have decision-making authority except where, and only to the extent that, such authority is expressly delegated by the Board, including as described in this charter. The Committee shall convey its findings and recommendations with respect to any Alternatives to the Board for consideration and, where required, decision by the Board.

This charter and the Committee shall be maintained and act, consistent with the terms of that certain Cooperation Agreement, dated as of July 25, 2023 (the “Cooperation Agreement”), by and among Elliott Investment Management L.P., Elliott Associates, L.P., and Elliott International, L.P., (collectively, “Elliott”) and the Company.

Constitution

The Committee shall consist of five (5) directors, who shall initially be the Chairman, Chief Executive Officer and President of the Company, Richard Kramer (“Mr. Kramer”), James A. Firestone, Thomas L. Williams, Max Mitchell and Roger Wood. All directors shall be invited to attend Committee meetings. Mr. Kramer will be the Chair of the Committee. The process for selecting replacements for Committee members is subject to the terms of the Cooperation Agreement.

The Chair of the Committee shall be responsible for convening and calling meetings of the Committee. The Committee may hold meetings telephonically or by videoconference. The Chair of the Committee shall chair all regular sessions of the Committee and be responsible for setting the agendas for Committee meetings. The Committee may also act by unanimous written consent in lieu of a meeting.

Unless otherwise determined by resolution of the Board, a majority of the members of the Committee shall constitute a quorum for meetings of the Committee, and in all other respects, subject to the provisions of this charter, the Committee shall determine its own rules of procedure. All members of the Board shall be provided notice of and be entitled to attend any Committee meeting but such attendance shall not count towards quorum.

The Company shall pay all fees and expenses incurred by the Committee in discharging its duties.

1

Authority

The Committee has the authority to, among other things:

1.	Retain its own accountants, consultants, financial advisors, lawyers and other advisors (at the expense of the Company) as it may determine, in its sole discretion, are necessary and appropriate.

2.

Request any information it requires from directors, officers, employees and advisors of the Company, all of whom shall be directed to cooperate in a timely manner with the Committee, as it deems necessary.

Functions and Responsibilities

The Committee has the following functions and responsibilities:

1.	Oversee and support the Board and management’s review of the Alternatives and provide Recommendations (as defined below) to the Board.

2.	Instruct the officers, employees and advisors of the Company to provide assistance to the Committee in connection with the Committee’s analysis and review of the Alternatives.

3.	In the discretion of the Committee, monitor and supervise matters reasonably related to the foregoing.

4.	Evaluate, review and make recommendations with respect to other related matters as may be determined by the Board from time to time.

In connection with its foregoing responsibilities, the Committee shall:

A.	Initially meet on or prior to August 18, 2023, and thereafter meet periodically as circumstances dictate.

B.	Promptly after its initial meeting select one or more financial advisors and a management consultant to advise the Committee in furtherance of the Committee’s purposes.

C.	Report to the Board on the activities of the Committee at each Board meeting and at any other time deemed appropriate by the Committee or upon request of the Board.

D.

Present the Committee’s recommendations to the Board based on the conclusions of its review of the Alternatives (the “Recommendations”) (it being understood for the avoidance of doubt that Committee members also may share their views and recommendations to the Board regarding matters that may be considered in furtherance of the Committee’s purposes). The Recommendations to the Board shall be confidential, non-binding and advisory in nature. For the avoidance of doubt, the Committee’s deliberations, materials reviewed, conclusions, communications, findings and recommendations shall be private and kept strictly confidential, including in accordance with the Board’s policies.

2

E.

Consult with management and the Board with respect to the Company’s communications to be issued in connection with the public announcement of the Board’s non-confidential determinations with respect to the Recommendations on operational matters, to be made on or prior to November 15, 2023.

F.

Maintain minutes or other records of its meetings and shall provide regular updates to the Board at the Board’s regularly scheduled meetings (or more frequently as requested by the Lead Director or as determined by the Chair of the Committee) on its meetings, including the Committee’s activities, conclusions, and/or recommendations as appropriate and on such other matters as required by this charter or as the Board may from time to time specify.

Amendments & Termination

This charter shall be amended as determined by the Board, subject to the applicable provisions of the Cooperation Agreement; provided, however, that any proposed change to this charter prior to the end of the Cooperation Period (as defined in the Cooperation Agreement) will require Elliott’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Unless otherwise determined by the Board, the Committee shall remain constituted and this charter shall continue until such time as the Committee has delivered its Recommendations to the full Board.

Approved by resolution of the Board on July 25, 2023

3

EXHIBIT B

Form of Press Release

Filed Separately as Exhibit 99.1 to the Current Report on Form 8-K